Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Helios Technologies Reports First Quarter 2019 Results

•	Net sales of $147 million, representing 51% growth
•	EPS of $0.51 per share; Non-GAAP Cash EPS of $0.63, up 24%
•	Adjusted EBITDA margin of 23.7%
•	Net debt-to-adjusted EBITDA improved to 2.3x
•	Updating 2019 revenue and EBITDA guidance; reiterating 2019 guidance for GAAP EPS and non-GAAP cash EPS

Sarasota, FL, May 6, 2019 — Helios Technologies, Inc. (formerly known as Sun Hydraulics Corporation) (Nasdaq: SNHY) (“Helios” or the “Company”), a global industrial technology leader that develops and manufactures solutions for both the hydraulics and electronics markets, today reported financial results for the first quarter ended March 30, 2019.  The results include Faster Group since its acquisition on April 5, 2018 and Custom Fluidpower (CFP) since its acquisition on August 1, 2018.

Wolfgang Dangel, the Company’s President and Chief Executive Officer, commented, “We continue to make steady progress with our strategic initiatives.  After absorbing the two major acquisitions we made last year in Europe and Asia-Pacific, we recorded record revenue in both segments in 2018.  Our 12-month comprehensive Cartridge Valve Technology (“CVT”) manufacturing consolidation project was completed at the end of the quarter, as planned, resulting in capacity and margin expansion as we moved through the quarter.  We experienced some inefficiencies at the beginning of the quarter that impacted gross profit margin, but we were pleased with the progress made for the remainder of the quarter as we worked toward the project completion.  We expect the additional capacity to further drive organic revenue growth and margin expansion throughout 2019.

“Now that the CVT manufacturing consolidation project is complete, we can proceed with the CVT engineering center of excellence in the available space in our third Sarasota factory without disruption to the day-to-day operations,” stated Mr. Dangel.  “The state-of-the-art engineering center will be the foundation for new, innovative product development in CVT for years to come.  The facility transformation, which represents an approximate $10 million investment, has already begun and is planned to be completed in the fourth quarter of this year.”

He added, “In furtherance of our ‘in the region, for the region’ initiative, we have begun producing CVT components from our Faster manufacturing facility near Milan.  The purpose of the project is vertical integration in the short-term, with full cartridge valve production capability for the EMEA market as a mid-term goal.  This first phase of the project represents cost savings to the CVT business, which we expect to realize in its entirety by mid-2020.  Producing valves in Italy was a synergy opportunity identified as part of the Faster acquisition.  Faster's strong manufacturing hub in Europe provides a platform for us to eventually make complete cartridges for the European market.  Also, we are ahead of our original schedule with our new facility in China and expect to have test and assembly capabilities by the beginning of the third quarter, again furthering our ‘in the region, for the region’ initiative.

“Our new product development investments remain an important priority.  On May 1st, our legacy Sun business launched 16 new valves for its FLeX series electro-hydraulics line, expanding its total offering to
41 valves.  Development and expansion of this product portfolio allows us to compete in electro-hydraulic applications where we could not before and creates a critical path to systems business,” concluded Mr. Dangel.

Helios Technologies | 1500 West University Parkway | Sarasota, FL 34243 | 941-362-1200

Helios Technologies Reports First Quarter 2019 Results

May 6, 2019

First Quarter 2019 Consolidated Results

($ in millions, except per share data)	Q1 2019	Q1 2018	Change	% Change
Net sales	$146.9	$97.3	$49.6	51%
Gross profit	$56.5	$37.6	$18.9	50%
Gross margin	38.5%	38.6%
Operating income	$25.8	$17.3	$8.5	50%
Operating margin	17.6%	17.8%
Non-GAAP adjusted operating margin	20.6%	21.1%
Net income	$16.4	$11.9	$4.5	38%
Diluted EPS	$0.51	$0.40	$0.11	28%
Non-GAAP cash net income	$20.3	$15.1	$5.2	34%
Non-GAAP cash EPS	$0.63	$0.51	$0.12	24%
Adjusted EBITDA	$34.7	$23.3	$11.4	49%
Adjusted EBITDA margin	23.7%	24.0%

See the attached tables for additional important disclosures regarding Helios’s use of non-GAAP adjusted operating income, non-GAAP adjusted operating margin, non-GAAP cash net income, non-GAAP cash EPS, adjusted EBITDA (earnings before net interest expense, income taxes, depreciation and amortization, and certain non-recurring charges) and adjusted EBITDA margin (adjusted EBITDA as a percentage of sales) as well as reconciliations of GAAP operating income to non-GAAP adjusted operating income and GAAP net income to non-GAAP cash net income and adjusted EBITDA.  Helios believes that, when used in conjunction with measures prepared in accordance with GAAP, non-GAAP measures described above help in the understanding of its operating performance.

Sales

•	Acquisition growth – Faster and CFP contributed $49.0 million
•	Organic growth – 2%, excluding the effect of currency
•	Foreign currency translation on organic sales – $1.3 million unfavorable
•	Foreign currency translation on acquired businesses’ sales – $2.4 million unfavorable (compared with exchange rates in effect at the respective acquisition dates)

Profits and margins

•

Gross profit and margin drivers – Acquisitions, price increases and cost management efforts, partially offset by lower productivity early in the quarter related to the CVT manufacturing consolidation project

•	Selling, engineering and administrative (SEA) expenses – Increased primarily due to Faster and CFP acquisitions; improved as a percent of sales
•	Acquisition-related amortization of intangible assets – $4.5 million ($2.0 million in prior year)
•	Other operating profit and margin factors – Last year included $1.2 million for acquisition and financing related expenses

Non-operating items

•	Net interest expense – Higher due to debt to fund the Faster and CFP acquisitions
•	Effective tax rate – 22.1%, down from 25.1% from last year

EPS, Non-GAAP cash EPS and adjusted EBITDA

•	Driven by growth and operational performance noted above

Helios Technologies Reports First Quarter 2019 Results

May 6, 2019

Hydraulics Segment Review

(Refer to sales by geographic region and segment data in accompanying tables)

Segment sales of $116.5 million increased 86% over the prior-year first quarter.  The $53.9 million increase included $49.0 million from the Faster and CFP businesses, and 8% of organic growth.  Organic growth was driven by demand in all geographies and price increases.  Orders continued to outpace revenue.  The CVT manufacturing consolidation project was completed at the end of the quarter; expanded capacity and improved profit margins are expected as 2019 progresses.  Foreign currency translation for the Sun Hydraulics business had a $1.0 million unfavorable impact compared with the 2018 first quarter.

First quarter 2019 gross margin of 36.6% was down slightly from the prior year’s 37.4%.  While the Faster business demonstrated strong gross margin achievement in the quarter, the inclusion of CFP unfavorably affected the quarter by 100 basis points due to the nature of their value-add integrator business model.  The remainder of the segment was up 20 basis points despite a slow start in January for the organic CVT business.

Higher SEA expenses in the 2019 first quarter included $8.2 million for the Faster and CFP businesses.

As a result of the above, first quarter operating income grew 78% to $23.8 million, representing 20.4% of sales, compared with 21.4% last year.

Electronics Segment Review

(Refer to sales by geographic region and segment data in accompanying tables)

Segment sales were $30.4 million for the 2019 first quarter, a 12% decrease compared with the first quarter of last year.  The decline was due to timing of OEM customer model year rollouts and some softening end market conditions.  Foreign currency translation had a $0.3 million unfavorable impact on segment sales in the quarter.

First quarter 2019 gross margin improved substantially to 45.7%, up from 40.9% last year. Productivity efficiency and cost management efforts drove the improvement in margin.

SEA costs increased by $0.3 million in the quarter compared with last year.

First quarter operating income was $6.5 million, or 21.4%, compared with $7.1 million, or 20.5%, in last year’s first quarter. This was driven primarily by the improved gross margin.

Balance Sheet and Cash Flow Review

Total debt was $338.0 million at March 30, 2019, down from $352.7 million at the end 2018, further improving the net debt to EBITDA ratio to 2.3x.  Cash and cash equivalents at March 30, 2019 were $16.8 million, down from $23.5 million at December 29, 2018.

Cash provided by operations was $19.8 million and $14.7 million in the first quarters of 2019 and 2018, respectively. The increase was primarily due to higher cash from earnings, partially offset by a net increase in working capital.

Capital expenditures were $8.8 million and $4.2 million for the first quarters of 2019 and 2018, respectively. The increase was primarily for manufacturing technology enhancements, equipment to complete the Company’s CVT manufacturing consolidation project in Sarasota, machinery and leasehold improvements for the Company’s new China facility, and the addition of the Faster business.  Capital expenditures in 2019 are estimated to be
$30 million to $35 million, in support of the Company’s ongoing investments to drive its innovative leadership.

Helios Technologies Reports First Quarter 2019 Results

May 6, 2019

2019 Outlook and Guidance

The Company updated its guidance for 2019:

	Previous 2019	Updated 2019
	Guidance	Guidance	Change
Consolidated revenue	$590 - $600 million	$580 - $590 million	14% - 16%
Hydraulics segment revenue	$464 - $469 million	$464 - $469 million	21% - 23%
Electronics segment revenue	$126 - $131 million	$116 - $121 million	(4%) - (8%)
GAAP EPS	$2.10 - $2.20	$2.10 - $2.20	41% - 48%
Non-GAAP cash EPS	$2.55 - $2.65	$2.55 - $2.65	11% - 15%
Adjusted EBITDA margin	24.5% - 25.5%	24.0% - 24.5%	(50) - 0 bps

Mr. Dangel noted, “Our updated 2019 consolidated revenue guidance demonstrates growth over 2018 revenue.  We reiterate our Hydraulics Segment revenue guidance.  Our strong backlog and the completion of our CVT manufacturing consolidation project give us confidence to maintain Hydraulics revenue guidance for the year, even though we are starting to see slower growth in certain industries and geographies.”

He added, “In Electronics, after organic growth of greater than 50% over the past two years since acquisition, we initiated an intentional shift in our customer base which materialized in the first quarter.  We believe this change is in the best interest of our long-term business and positions us to take market share.  This initiative includes the release of certain contractual obligations to customers that allows us to leverage all products to a broader and more diversified customer base.  While this is temporarily dampening Electronics sales for 2019, it gives us the ability to secure new and important customer commitments for the start of production in 2020 and 2021.

“In the overall macroeconomic environment, agriculture, oil and gas, recreational and, most recently, construction and material handling end markets are softening,” stated Dangel.  “There has been a shift in the outlook of these markets over the last few months that has caused us to take a closer look at our expectations.”

Mr. Dangel concluded, “We have revised our adjusted EBITDA margin to reflect the lower top line guidance.  Our GAAP EPS and Non-GAAP Cash EPS remain the same even on the lower overall sales estimates, benefiting from a reduction in our depreciation estimates for the year. Our focus remains on making investments to further globalize our business, advancing our state-of-the-art manufacturing technologies, and introducing innovative market-leading products and solutions that result in market share gains.  We reiterate the goals we established for Vision 2025.”

Webcast

The Company will host a conference call and webcast tomorrow morning at 9:00 a.m. Eastern Time to review its financial and operating results and discuss its corporate strategies and outlook.  A question-and-answer session will follow.

The conference call can be accessed by calling (201) 689-8573.  The audio webcast can be monitored at www.heliostechnologies.com.  Participants will have the ability to ask questions on either the teleconference call or the webcast.

A telephonic replay will be available from 12:00 p.m. ET on the day of the call through Tuesday, May 14, 2019.  To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13689828.  The webcast replay will be available in the investor relations section of the Company’s website at www.heliostechnologies.com, where a transcript will also be posted once available.

About Helios Technologies
Helios Technologies is the business name for Sun Hydraulics Corporation, a publicly-listed company on the Nasdaq Global Stock Market (SNHY).  Helios Technologies is a global industrial technology leader that develops and manufactures hydraulic

Helios Technologies Reports First Quarter 2019 Results

May 6, 2019

and electronic control solutions for diverse markets.  The Company does business through its operating subsidiaries around the world, including Sun Hydraulics, Enovation Controls, and Faster Group.  The Company operates in two business segments, Hydraulics and Electronics.  There are three key technologies within our Hydraulics segment: cartridge valve technology (“CVT”), quick-release hydraulic coupling solutions (“QRC”) and hydraulic system design (“Systems”). Within CVT, our products provide functions important to a hydraulic system: to control rates and direction of fluid flow and to regulate and control pressures. QRC products allow users to connect and disconnect quickly from any hydraulic circuit without leakage and ensure high-performance under high temperature and pressure using one or multiple couplers. Systems provide engineered solutions for machine users, manufacturers or designers to fulfill complete system design requirements including electro-hydraulic, remote control, electronic control and programmable logic controller systems, as well as automation of existing equipment. In our Electronics segment, we are a leader in display and control integration solutions offering rugged and reliable instruments, coupled with expertise in J1939 engine protocol, to produce an industry-leading array of easy-to-read displays and gauges for controller area network (“CAN”) transmitted engine data and faults. We refer to this technology as Electronic Controls (“EC”).  Helios Technologies and information about its associated companies is available online at www.heliostechnologies.com.

FORWARD-LOOKING INFORMATION

This news release contains “forward‐looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934.  Forward‐looking statements involve risks and uncertainties, and actual results may differ materially from those expressed or implied by such statements. They include statements regarding the intent, belief or current expectations, estimates, vision or projections of Sun Hydraulics Corporation (“Helios” or the “Company”), its directors or its officers about the Company and the industry in which it operates, and assumptions made by management, and include among other items, (i) the Company’s strategies regarding growth, including its intention to develop new products and make acquisitions; (ii) the Company’s financing plans; (iii) the Company’s expectations regarding our sales, expenses, gross margins and other results of operations; (iv) trends affecting the Company’s financial condition or results of operations; (v) the Company’s ability to continue to control costs and to meet its liquidity and other financing needs; (vi) the declaration and payment of dividends; (vii) the Company’s ability to respond to changes in customer demand domestically and internationally, including as a result of standardization; and (viii) potential challenges relating to changes in and compliance with governmental laws and regulations affecting our U.S. and international business. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur.  Important factors that could cause the actual results to differ materially from those in the forward‐looking statements include, among other items, (i) the economic cyclicality of the capital goods industry in general and the hydraulics industry in particular, which directly affect customer orders, lead times and sales volume; (ii) fluctuations in global business conditions, including the impact of economic recessions in the U.S. and other parts of the world, (iii) conditions in the capital markets, including the interest rate environment and the availability of capital; (iv) changes in the competitive marketplace that could affect the Company’s revenue and/or costs, such as increased competition, lack of qualified engineering, marketing, management or other personnel, and increased labor and raw materials costs; (v) risks related to the integration of the businesses of the Company, Enovation Controls and Faster Group; (vi) changes in technology or customer requirements, such as standardization of the cavity into which screw‐in cartridge valves must fit, which could render the Company’s products or technologies noncompetitive or obsolete; (vii) new product introductions, product sales mix and the geographic mix of sales nationally and internationally; and (viii) changes relating to the Company’s international sales, including changes in regulatory requirements or tariffs, compliance with anti-corruption laws and trade laws, including export and import compliance, trade or currency restrictions, fluctuations in exchange rates, and tax and collection issues. Further information relating to factors that could cause actual results to differ from those anticipated is included but not limited to information under the heading Item 1. “Business” and Item 1A. “Risk Factors” in the Company’s Form 10-K for the year ended December 29, 2018. The Company disclaims any intention or obligation to update or revise forward‐looking statements, whether as a result of new information, future events or otherwise.

This news release will discuss some non-GAAP financial measures, which the Company believes are useful in evaluating our performance.  You should not consider the inclusion of this additional information in isolation or as a substitute for results prepared in accordance with GAAP.

For more information, contact:
Karen L. Howard / Deborah K. Pawlowski
Kei Advisors LLC
(716) 843-3942 / (716) 843-3908
khoward@keiadvisors.com / dpawlowski@keiadvisors.com

Financial Tables Follow.

Helios Technologies Reports First Quarter 2019 Results

May 6, 2019

HELIOS TECHNOLOGIES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Three Months Ended
	March 30,	March 31,
	2019	2018	% Change
	(Unaudited)	(Unaudited)
Net sales	$146,851	$97,318	51%
Cost of sales	90,342	59,701	51%
Gross profit	56,509	37,617	50%
Gross margin	38.5%	38.6%

Selling, engineering and administrative expenses	26,156	18,315	43%
Amortization of intangible assets	4,521	2,049	121%
Operating income	25,832	17,253	50%
Operating margin	17.6%	17.8%

Interest expense, net	4,385	483	808%
Foreign currency transaction (gain) loss, net	(439)	511	NM
Miscellaneous expense (income), net	108	(36)	(400)%
Change in fair value of contingent consideration	719	402	79%
Income before income taxes	21,059	15,893	33%
Income tax provision	4,655	3,982	17%
Net income	$16,404	$11,911	38%

Basic and diluted net income per common share	$0.51	$0.40	28%

Basic and diluted weighted average shares outstanding	31,978	29,811

Dividends declared per share	$0.09	$0.09

NM = Not meaningful

Helios Technologies Reports First Quarter 2019 Results

May 6, 2019

HELIOS TECHNOLOGIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	March 30,	December 29,
	2019	2018
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$16,717	$23,477
Restricted cash	39	38
Accounts receivable, net of allowance for doubtful accounts
of $1,482 and $1,336	81,252	72,806
Inventories, net	88,896	85,989
Income taxes receivable	761	4,549
Other current assets	12,465	9,997
Total current assets	200,130	196,856
Property, plant and equipment, net	145,147	126,868
Deferred income taxes	8,411	9,463
Goodwill	377,606	383,131
Other intangibles, net	311,885	320,548
Other assets	4,619	5,299
Total assets	$1,047,798	$1,042,165
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$41,328	$40,879
Accrued compensation and benefits	15,226	13,260
Other accrued expenses and current liabilities	13,096	9,941
Current portion of contingent consideration	18,812	18,120
Current portion of long-term non-revolving debt, net	5,757	5,215
Dividends payable	2,881	2,878
Income taxes payable	1,457	2,697
Total current liabilities	98,557	92,990
Revolving line of credit	242,648	255,750
Long-term non-revolving debt, net	89,612	91,720
Contingent consideration, less current portion	867	840
Deferred income taxes	50,781	57,783
Other noncurrent liabilities	24,827	12,314
Total liabilities	507,292	511,397
Commitments and contingencies	-	-
Shareholders’ equity:
Preferred stock, 2,000,000 shares authorized, par value $0.001,
no shares outstanding	-	-
Common stock, 50,000,000 shares authorized, par value $0.001,
31,995,700 and 31,964,775 shares outstanding	32	32
Capital in excess of par value	360,195	357,933
Retained earnings	232,445	219,056
Accumulated other comprehensive loss	(52,166)	(46,253)
Total shareholders’ equity	540,506	530,768
Total liabilities and shareholders’ equity	$1,047,798	$1,042,165

Helios Technologies Reports First Quarter 2019 Results

May 6, 2019

HELIOS TECHNOLOGIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended
	March 30,	March 31,
	2019	2018
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income	$16,404	$11,911
Adjustments to reconcile net income to
net cash provided by operating activities:
Depreciation and amortization	8,571	4,729
Loss on disposal of assets	71	-
Stock-based compensation expense	1,368	916
Amortization of debt issuance costs	179	98
(Benefit) Provision for deferred income taxes	(322)	55
Change in fair value of contingent consideration	719	402
Forward contract losses, net	24	505
Other, net	549	(15)
(Increase) decrease in operating assets:
Accounts receivable	(8,848)	(9,683)
Inventories	(3,729)	940
Other current assets	(2,455)	(219)
Other assets	1,088	(251)
Increase (decrease) in operating liabilities:
Accounts payable	662	1,114
Accrued expenses and other liabilities	3,496	1,469
Income taxes payable	2,710	2,671
Other noncurrent liabilities	(659)	17
Net cash provided by operating activities	19,828	14,659
Cash flows from investing activities:
Capital expenditures	(8,792)	(4,237)
Proceeds from dispositions of equipment	64	3
Net cash used in investing activities	(8,728)	(4,234)
Cash flows from financing activities:
Borrowings on revolving credit facility	35,282	-
Repayment of borrowings on revolving credit facility	(48,000)	(116,000)
Borrowings on long-term non-revolving debt	-	932
Repayment of borrowings on long-term non-revolving debt	(1,623)	-
Proceeds from stock issued	408	240,163
Dividends to shareholders	(2,878)	(2,437)
Other financing activities	(881)	(240)
Net cash (used in) provided by financing activities	(17,692)	122,418
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(167)	1,805
Net (decrease) increase in cash, cash equivalents and restricted cash	(6,759)	134,648
Cash, cash equivalents and restricted cash, beginning of period	23,515	63,922
Cash, cash equivalents and restricted cash, end of period	$16,756	$198,570

Helios Technologies Reports First Quarter 2019 Results

May 6, 2019

HELIOS TECHNOLOGIES

SEGMENT DATA

(in thousands)

	Three Months Ended
	March 30,	March 31,
	2019	2018
	(Unaudited)	(Unaudited)
Sales:
Hydraulics	$116,463	$62,609
Electronics	30,388	34,709
Consolidated	$146,851	$97,318

Gross profit and margin:
Hydraulics	$42,634	$23,449
	36.6%	37.4%
Electronics	13,875	14,168
	45.7%	40.9%
Consolidated	$56,509	$37,617
	38.5%	38.6%

Operating income and margin:
Hydraulics	$23,762	$13,442
	20.4%	21.4%
Electronics	6,512	7,107
	21.4%	20.5%
Corporate and other	(4,442)	(3,296)
Consolidated	$25,832	$17,253
	17.6%	17.8%

Helios Technologies Reports First Quarter 2019 Results

May 6, 2019

HELIOS TECHNOLOGIES

ADDITIONAL INFORMATION

(Unaudited)

2019 Sales by Geographic Region and Segment

(in millions)

	Q1	% of Total
Americas:
Hydraulics	$41.6
Electronics	26.1
Consol. Americas	67.7	46%
EMEA:
Hydraulics	41.8
Electronics	2.5
Consol. EMEA	44.3	30%
APAC:
Hydraulics	33.1
Electronics	1.8
Consol. APAC	34.9	24%
Total	$146.9

2018 Sales by Geographic Region and Segment

(in millions)

	Q1	% of Total	Q2	% of Total	Q3	% of Total	Q4	% of Total	2018	% of Total
Americas:
Hydraulics	$26.4		$39.7		$38.4		$44.2		$148.7
Electronics	30.1		27.9		27.4		23.5		108.9
Consol. Americas	56.5	58%	67.6	50%	65.8	48%	67.7	49%	257.6	51%
EMEA:
Hydraulics	19.6		40.5		34.6		34.9		129.6
Electronics	2.7		2.7		2.7		2.0		10.1
Consol. EMEA	22.3	23%	43.2	32%	37.3	28%	36.9	27%	139.7	27%
APAC:
Hydraulics	16.6		23.4		31.1		32.4		103.5
Electronics	1.9		2.0		1.6		1.7		7.2
Consol. APAC	18.5	19%	25.4	18%	32.7	24%	34.1	24%	110.7	22%
Total	$97.3		$136.2		$135.8		$138.7		$508.0

Helios Technologies Reports First Quarter 2019 Results

May 6, 2019

HELIOS TECHNOLOGIES

Non-GAAP Adjusted Operating Income RECONCILIATION

(in thousands)

(Unaudited)

	Three Months Ended
	March 30,	March 31,
	2019	2018
GAAP operating income	$25,832	$17,253
Acquisition-related amortization of intangible assets	4,460	1,988
Acquisition and financing-related expenses	11	1,197
Restructuring charges	-	111
Non-GAAP adjusted operating income	$30,303	$20,549
GAAP operating margin	17.6%	17.8%
Non-GAAP Adjusted operating margin	20.6%	21.1%

Non-GAAP Cash Net Income RECONCILIATION

(in thousands)

(Unaudited)

	Three Months Ended
	March 30,	March 31,
	2019	2018
Net income	$16,404	$11,911
Acquisition and financing-related expenses	11	1,197
Restructuring charges	-	111
Foreign currency forward contract loss	-	505
Change in fair value of contingent consideration	719	402
Acquisition-related amortization of intangible assets	4,460	1,988
Tax effect of above	(1,298)	(1,051)
Non-GAAP cash net income	$20,296	$15,063
Non-GAAP cash net income per diluted share	$0.63	$0.51

Adjusted EBITDA RECONCILIATION

(in thousands)

(Unaudited)

	Three Months Ended
	March 30,	March 31,
	2019	2018
Net income	$16,404	$11,911
Interest expense, net	4,385	483
Income tax provision	4,655	3,982
Depreciation and amortization	8,571	4,729
EBITDA	34,015	21,105
Acquisition and financing-related expenses	11	1,197
Restructuring charges	-	111
Foreign currency forward contract loss	-	505
Change in fair value of contingent consideration	719	402
Adjusted EBITDA	$34,745	$23,320
Adjusted EBITDA margin	23.7%	24.0%

Helios Technologies Reports First Quarter 2019 Results

May 6, 2019

Non-GAAP Financial Measures:

Adjusted operating income, adjusted operating margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income per diluted share, cash net income and cash net income per diluted share are not measures determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP.  Nevertheless, Helios believes that providing non-GAAP information such as adjusted operating income, adjusted operating margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income per diluted share, cash net income and cash net income per diluted share are important for investors and other readers of Helios’s financial statements, as they are used as analytical indicators by Helios’s management to better understand operating performance.  Because adjusted operating income, adjusted operating margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income per diluted share, cash net income and cash net income per diluted share are non-GAAP measures and are thus susceptible to varying calculations, adjusted operating income, adjusted operating margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income per diluted share, cash net income and cash net income per diluted share, as presented, may not be directly comparable to other similarly titled measures used by other companies.